SHARE PURCHASE AND SHAREHOLDERS AGREEMENT

among

Arteris HK Limited

Transchip Technology (Nanjing) Co., Ltd.

Arteris Semiconductor Technology (Nanjing) Co., Ltd.

SME Development (Shaoxing) Venture Fund, LLP

Jiaxing Luojia Chuanzhi Investment Partnership Enterprise (Limited Partnership)

Gongqing City Guinie Zhuyu No. 3 Investment Partnership (Limited Partnership)

and

Ningbo Transchip Information Consulting Partnership (Limited Partnership)

Date: February 21, 2022

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Schedule 1         Rights of the Investing Parties
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SHARE PURCHASE AND SHAREHOLDERS AGREEMENT

PREAMBLE

THIS SHARE PURCHASE AND SHAREHOLDERS AGREEMENT, dated this 14th day of February, 2022 (this “Agreement”), is made by and among:

(a)Transchip Technology (Nanjing) Co., Ltd. (传智驿芯科技（南京）有限公司), a limited liability company incorporated under the laws of the PRC (the “Company”);

(b)Arteris HK Limited, a company incorporated under the laws of Hong Kong (“AHK”);

(c)Arteris Semiconductor Technology (Nanjing) Co., Ltd. (安通思半导体技术（南京）有限公司), a limited liability company incorporated under the laws of the PRC (the “Original Shareholder” or “Arteris Nanjing”);

(d)SME Development (Shaoxing) Venture Fund, LLP中小企业发展基金（绍兴）股权投资合伙企业（有限合伙),a limited partnership organized under the laws of the PRC (“Investor A” or “SME”);

(e)Jiaxing Luojia Chuangzhi Investment Partnership Enterprise (Limited Partnership) (嘉兴珞珈传智股权投资合伙企业（有限合伙)), a limited partnership organized under the laws of the PRC (“Investor B” or “Luojia”);

(f)Gongqing City Guinie Zhuyu No. 3 Investment Partnerhip (Limited Partnership) 共青城圭臬珠玉三号投资合伙企业（有限合伙),a limited partnership organized under the laws of the PRC (“Investor C” or “Guinie”);

(Investor A, Investor B and Investor C, collectively “Investors” and each an “Investor”); and

(g)Ningbo Transchip Information Consulting Partnership (Limited Partnership) (宁波传智驿芯信息咨询合伙企业（有限合伙), a limited partnership organized under the laws of the PRC (“Management Co.”).

together the “Parties” and each a “Party”.

WHEREAS,

(a)The Investing Parties (as defined below) desire to subscribe for certain capital contribution to the Company; and

(b)To protect the Investing Parties’ investment interests and to regulate the Shareholders’ rights and obligations in the Company, the Parties agree to enter into this Agreement.

NOW the Parties agree as follows:

ARTICLE 1DEFINITIONS AND INTERPRETATION RULES
1.1Definitions
The terms used in this Agreement have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person;

“Approved Sale” has the meaning set forth in Section 5.1 of Schedule 1;

“Approved Sale Date” has the meaning set forth in Section 5.3 of Schedule 1;

“Articles of Association” means the articles of association of the Company, as amended or supplemented from time to time;

“Board” means the board of directors of the Company;

“Breaching Party” has the meaning set forth in Section 14.1;

“Business” means the development, sale, distribution and promotion of products in China;

“Business Day” means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized to be closed in the PRC.

“Business License” means the business license of the Company issued by the Registration Authority;

“Chairman” has the meaning set forth in Section 5.3;

“CFIUS” means the Committee on Foreign Investment in the United States;

“CFIUS Clearance” has the meaning set forth in Section 3.1(i);

“CFO” has the meaning set forth in Section 7.1(c);

“Closing” has the meaning set forth in Section 3.2;

“Closing Conditions” has the meaning set forth in Section 3.1;

“Closing Date” has the meaning set forth in Section 3.2;

“Confidential Information” has the meaning set forth in Section 8.1;

“Control” (including the terms “Controlled by” and “under common Control with”) means the direct or indirect possession of the decision-making authority over the management and policies of a Person, no matter through the ownership of voting securities, through contract or otherwise, including but not limited to, the direct or indirect ownership of securities with the right to elect a majority of the board or similar organ of authority that governing the affairs of such Person;

“Dilutive Equity” has the meaning set forth in Section 2.1 of Schedule 1;

“Dilutive Issuance” has the meaning set forth in Section 2.1 of Schedule 1;

“Directors” has the meaning set forth in Section 5.1;

“Disputes” has the meaning set forth in Section 15.2;

“DPA” has the meaning set forth in Section 3.1(i);

“Drag-Along Holder” has the meaning set forth in Section 5.1 of Schedule 1;

“Drag-Along Notice” has the meaning set forth in Section 5.3 of Schedule 1;

“Dragged Holders” has the meaning set forth in Section 5.1 of Schedule 1;

“ESOP” has the meaning set forth in Section 2.1(e);

“Establishment Date” means the establishment date recorded on the first Business License;

“General Manager” has the meaning set forth in Section 7.1(a);

“Indemnitees” has the meaning set forth in Section 14.1;

“Indemnifying Party” has the meaning set forth in Section 14.1;

“Initial Registered Capital Transfer” has the meaning set forth in Section 2.1(a)(III);

“Issuance Equity” has the meaning set forth in Section 4.1 of Schedule 1;

“Issuance Notice” has the meaning set forth in Section 4.2 of Schedule 1;

“Investing Parties” means AHK and the Investors (excluding Management Co.), and “Investing Party” means any of them.

“Investing Party Purchase Price” means the per-unit purchase price for the Registered Capital subscribed for by the Investing Party pursuant to this Agreement (as appropriately adjusted for any dividend or split upon restructuring into a joint stock corporation, or any securities or equivalents issued upon the public offering of shares of the Company in the PRC or an offshore stock market), which as of the date of this Agreement, shall be RMB 1.00 per unit of Registered Capital.

“Key Employees” means key employees identified before Closing, each of whose employment agreements are to be completed before Closing.

“Lead Investor” means Investor A.

“Licensed Items” has the meaning set forth in Section 3.1(f);

“Liquidation Committee” has the meaning set forth in Section 13.1(a);

“Liquidation Event” has the meaning set forth in Section 1.1 of Schedule 1;

“Liquidation Preference” has the meaning set forth in Section 1.1 of Schedule 1;

“New Investor’s Interest Rate” has the meaning set forth in Section 1.2 of Schedule 1;

“Notice Period of Redemption” has the meaning set forth in Section 7.3 of Schedule 1;

“Over-Allotment Issuance Equity” has the meaning set forth in Section 4.4 of Schedule 1;

“Party” and “Parties” has the meaning set forth in the Preamble;

“Person” means any individual, partnership, social organization, enterprise, company, association, trust, unincorporated organization or other entity or institution;
“Potential Purchaser” has the meaning set forth in Section 5.1 of Schedule 1;

“PRC” or “China” means the People’s Republic of China, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan;

“PRC Accounting System” means the PRC Generally Accepted Accounting Principles;

“PRC Laws” means any published and effective PRC laws, administrative regulations, department rules and provisions and related local regulations, rules and provisions;

“Preemptive Rights” has the meaning set forth in Section 4.1 of Schedule 1;

“Preemptive Rights Holders” has the meaning set forth in Section 4.1 of Schedule 1;

“Proposed Transferee” has the meaning set forth in Section 3.2 of Schedule 1;

“Senior Management Personnel” has the meaning set forth in Section 7.1(d);

“Settlement Document” has the meaning set forth in Section 6 of Schedule 1;

“Shareholder” means a shareholder of the Company;

“Registered Capital” means the registered capital of the Company and any warrant, option, commitment or security convertible into, exchangeable or exercisable for the registered capital of the Company;
“Registration Authority” means the State Administration for Market Regulation of the PRC or its authorized local counterpart in charge of the registration of the Company;

“Remaining Transfer Equity” has the meaning set forth in Section 3.2 of Schedule 1;

“Renminbi” or “RMB” means the lawful currency of the PRC;

“Second ROFR Holder” has the meaning set forth in Section 3.2 of Schedule 1;

“Second Transfer Notice” has the meaning set forth in Section 3.2 of Schedule 1;

“Shareholders’ Meeting” means the supreme decision-making body of the Company, consisting of all of the Shareholders.

“Supervisors” has the meaning set forth in Section 6.1;

“Tag Along Equity” has the meaning set forth in Section 3.3 of Schedule 1;
“Tag Along Right” has the meaning set forth in Section 3.3 of Schedule 1;

“Technology License Agreement” has the meaning set forth in Section 3.1;

“Term” has the meaning set forth in Section 12.1;

“Transaction Documents” means (a) this Agreement, and (b) the Articles of Association of the Company.

“Transfer Equity” has the meaning set forth in Section 3.2 of Schedule 1;

“Transfer Notice” has the meaning set forth in Section 3.2 of Schedule 1;

“Transferring Party” has the meaning set forth in Section 3.2 of Schedule 1;

“U.S.” means the United States of America;
“U.S. Dollars” or “US$” means the lawful currency of the U.S..

1.2Rules of Interpretation
(a)Unless otherwise provided, all the terms, annexes and appendices referred to in this Agreement refer to the terms, annexes and appendices of this Agreement. “Of this Agreement”, “in this Agreement”, “under this Agreement” and other wordings with similar meaning used in this Agreement refer to this Agreement as a whole rather than any article or section of this Agreement.

(b)Reference to any document (including this Agreement) includes the amendment, supplement or replacement of that document from time to time.

(c)Reference to any Party includes any successor of its proprietorship or any permitted assigns.

(d)Reference to the singular includes the plural and vice versa; reference to any gender includes all the other genders.

(e)General words shall not be given a restrictive meaning by any particular examples introduced by “including”, “such as” or any similar expressions.

(f)The insertion of headings in this Agreement is for convenience of reference only and shall not define or limit the articles and sections of this Agreement.

ARTICLE 2SUBSCRIPTION AND TRANSFER OF REGISTERED CAPITAL
2.1Registered Capital

The Registered Capital of the Company shall be increased from RMB 200,000 to RMB 196,500,000 (“Capital Increase”). The Investing Parties and Management Co. agree to subscribe for and contribute the amounts of Registered Capital of the Company (each, a “Capital Contribution Amount”) as follows (the “Capital Contributions”):

(a)AHK agrees to subscribe for and contribute (including the features described below in Section 3.1(f)), RMB 79,230,000 representing 40.321% of the Registered Capital of the Company immediately after the Closing as described in Section 3.2 below, in which (I) RMB 77,330,000 will be contributed in-kind by way of a technology license for Licensed Items under the Technology License Agreement at appraised value, representing 39.354% of the Registered Capital of the Company immediately after the Closing (II) RMB 1,700,000 in cash will be contributed to the Company, representing 0.865% of the Registered Capital of the Company immediately after the Closing, and (III) RMB 200,000 in cash will be paid to Arteris Nanjing for the Initial Registered Capital of the Company that transferred earlier from Arteris Nanjing to AHK and representing 0.102% of the Registered Capital of the Company immediately after Closing (the “Initial Registered Capital Transfer”);

(b)SME agrees to subscribe for and contribute RMB 30,000,000 in cash, representing 15.267% of the Registered Capital of the Company immediately after Closing;

(c)Luojia agrees to subscribe for and contribute RMB 20,000,000 in cash, representing 10.178% of the Registered Capital of the Company immediately after Closing.

(d)Guinie agrees to subscribe for and contribute RMB 26,500,000 in cash, representing 13.486% of the Registered Capital of the Company immediately after Closing and

(e)    Management Co agrees to subscribe for RMB 40,770,000 which representing 20.748% of the Registered Capital of the Company contributed on a timeframe preapproved by the Board after Closing, which shall be reserved for employees under an Employee Shares Option Plan (the “ESOP”) or another vehicle used for employee stock options, to be implemented after the Closing and administered by the Board.

2.2Timing of Capital Contribution

Subject to the provisions of Section 3.2 below, the Parties shall contribute their respective subscribed capital contributions to the Company as provided below.

ARTICLE 3CAPITAL CONTRIBUTION OF INVESTING PARTIES

3.1Closing Conditions.

The Investing Parties’ obligation to contribute their respective capital contributions to the Company as contemplated in Section 2.1 above will be subject to the satisfaction (or waiver in writing by the applicable Investing Party) of the following conditions (“Closing Conditions”):

(a)Each Lead Investor shall have completed its commercial, legal and financial due diligence investigation of the Company;
(b)Each of the Transaction Documents shall have been duly executed by the applicable parties thereto;
(c)Each Lead Investor’s investment committee if applicable shall have issued final approval for the Investor’s investment in the Company contemplated in this Agreement;
(d)All approvals and consents required to be obtained in connection with the Transaction from any third party, governmental authority, and the decision-making authority of the Company shall have been obtained;
(e)An employment agreement, proprietary rights assignment agreement, non-solicitation and non-competition agreement and non-disclosure agreement in a form and substance reasonably acceptable to each Lead Investor and AHK, which will has been duly signed and delivered by each Key Employees and the Company before the Closing Date.
(f)A technology collaboration and license agreement (the "Technology License Agreement”) satisfactory to AHK and the Company has been duly executed and delivered by the Company and AHK under which AHK shall have licensed to the Company a sufficient number of uses of the specific licensed products (collectively “Licensed Items”) noted below, so that the Company is able to conduct its SoC chip platform and automotive system-level IP business in automotive application(s) under terms including:

(i) A license agreement with a 5-year design term for FlexNoC v.4.x, FlexWay v.4.x, CodaCache 1.x, Ncore v.3.x and Resilience and AI package (without standalone licensing nor sublicensing rights) licensed by AHK to the Company (including nominal design license fees and no royalties, as set forth in the Technology License Agreement for such Licensed Items, which will be licensed in their current version and without upgrade rights absent mutual agreement) for a sufficient number of Company uses in the Company’s automotive semiconductor and automotive system IP designs for Company’s internal use. Support, training and enhancement arrangements will be jointly negotiated between the parties.

(ii) At the end of such initial term as indicated in preceding paragraph (i), AHK and Company shall upon Company’s election (and so long as Company is not in breach of the Technology License Agreement) enter into good faith discussions and execute a new license of the Licensed Items on substantially similar terms as the license in (i) with a new 5-year design term. Such new license shall not expand AHK’s Registered Capital in the Company in addition to AHK’s Registered Capital obtained under this Agreement.

(iii) Architecture designs and related technologies of CXL interchip link technology and support for the Company to complete the development of the IP family for interchip connections.

(iv) The technology for Automotive MLT Product for functional safety tracking so that the Company is able to support completion of the localization of China’s version of ISO 26262 for China projects including its compliance document generation, and necessary work to support Chinese National Standard equivalent to ISO 26262. Support and training arrangements will be jointly negotiated between the parties.

(v) A written document confirming the means of delivery of the Licensed Items through AHK, and confirming AHK’s legal authority to make such delivery;

(vi) Subject to (I) AHK and its licensors’ and affiliates’ underlying rights and ownership to the Licensed Items and intellectual property licensed under the Technology License Agreement and (II) the Company’s compliance with its commitments under this Agreement and Technology License Agreement, the Company’s independently developed intellectual property using the Licensed Items shall be owned by the Company.

(vii) Other items licensed to the Company by AHK set forth by the Technology License Agreement.

(g)An appraisal report with respect to the Licensed Items under the Technology License Agreement has been issued and made available to the Company by a qualified appraisal firm, and the appraised value thereof shall confirm the adequacy of AHK’s Capital Contribution Amount.

(h)The Licensed Items and those deliverables and separate files repositoried at the applicable AHK Licensed Technology’s country of origin under the Technology License Agreement shall have been prepared in electronic form and completely delivered by AHK or its designated Affiliate to the Company to download from AHK’s or its Affiliate’s FTP site.

(i)AHK and/or its U.S. affiliate shall have received from the Committee on Foreign Investment in the United States (the “CFIUS”), CFIUS Clearance. For the purpose of this Agreement, the “CFIUS Clearance” means that one or more of the following is applicable: (a) a final written notice or determination issued by CFIUS that it has determined that it will not exercise jurisdiction over the transaction contemplated under this Agreement; (b) a written notice or determination issued by CFIUS stating that CFIUS has concluded that the transaction contemplated under this Agreement does not constitute a “covered transaction,” pursuant to the Final Rule on Mandatory Declaration Provision (31 C.F.R. part 800); (c) a final written notice or determination issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the transaction contemplated under this Agreement, and has concluded all action under the Section 721 of the U.S. Defense Production Act of 1950 (as amended, including the implementing regulations thereof, codified at 31 C.F.R. part 800 and 801) (the “DPA”) or (d) either (i) the President of the Unites States shall have determined not to use his powers pursuant to the DPA to unwind, suspend, condition or prohibit the consummation of the transaction contemplated under this Agreement; or (ii) the period allocated for presidential action under the DPA shall have passed without any determination by the President.

(j)The board of directors of AHK and Arteris, Inc., which is AHK’s parent company, shall have approved the transactions contemplated hereunder.

3.2Closing

The closing of the Capital Contributions (“Closing”) shall occur no later than on the tenth (10th) Business Day (or another day as agreed by the Parties in writing; the day of the Closing agreed by the Parties is the “Closing Date”) following the fulfilment of all Closing Conditions (unless otherwise waived in writing by the applicable Investing Parties). For the avoidance of doubt, each Party shall complete its respective Closing agreed under this agreement independently and separately. If any Party fails to conduct the corresponding Closing, it shall not affect other Parties to complete their respective Closings under this agreement.

(a) On or before the Closing Date, each Investor shall pay its Capital Contribution Amount by wire transfer of immediately available funds to the bank account as notified by the Company to the Investors in writing.

(b) On or before the Closing Date or as soon as practicable under Chinese law but no later than the Closing Date, AHK shall (i) pay its Capital Contribution Amount of RMB

1,700,000 in cash by wire transfer of immediately available funds to the bank account as notified by the Company to AHK in writing; and (ii) pay RMB 200,000 in cash by wire transfer of immediately available funds to Arteris Nanjing for the Initial Registered Capital Transfer. To the extent required by Chinese law, AHK shall make any filings immediately following the Closing Date.

(c) Within ten (10) days after the Closing Date (or promptly after AHK’s completes its filings with the applicable PRC registration and foreign exchange authority(ies) but no later than the 10th day after the Closing Date, AHK shall then (I) contribute its Capital Contribution Amount in kind pursuant to the terms in Section 2.1(a) above under the Technology License Agreement and (II) cause to be assigned in writing to the Company by applicable affiliates of AHK, rights to the Transchip trademark and rights to the Transchip domain names.

(d) On the Closing Date and after the Company’s receipt of respective contributions, the Company shall deliver to each Investing Party the Company’s updated register of shareholders and an investment certificate issued by the Company, reflecting such Investing Party having contributed its Capital Contribution Amount and having become a shareholder holding the Registered Capital of the Company in the amount of the applicable Capital Contribution Amount.

(e) Promptly following the Closing Date, the Company shall, and the Shareholders shall cause the Company to, use its reasonable best efforts apply to the Registration Authority and any other applicable Chinese regulatory entities for filings and registrations with respect to the Capital Increase and the updated Articles of Association (as required by the PRC Laws).

(f) Management Co will subscribe to and hold the shares reserved for Company employees under the ESOP. Such ESOP is subject to the Board’s administration of the ESOP.

3.3Rights of the Investing Parties

The provisions of Schedule 1 will become effective, and the Investing Parties will enjoy the rights granted to them under Schedule 1, only upon completion of the Closing. Prior to the completion of the Closing, Schedule 1 will have no effect.

ARTICLE 4SHAREHOLDERS’ MEETING
4.1Quorum

Shareholders present in person or by proxy, which shall hold at least two thirds (2/3) of the voting rights of all Shareholders, shall constitute quorum for purpose of a meeting of the Shareholders’ Meeting.

4.2Resolution of Shareholders’ Meeting

The Shareholders shall exercise their voting rights at a meeting of the Shareholders’ Meeting in proportion to their respective contributions to the Registered Capital. Save for the matters to be resolved by special resolutions in Section 4.4, all matters to be decided by the Shareholders shall be resolved by ordinary resolution. To adopt an ordinary resolution, a simple majority of the voting rights of all Shareholders in attendance or by proxy, must be cast in favor of the resolution. To adopt a special resolution, two thirds (2/3) of the voting rights of all Shareholders must be cast in favor of the resolution.

4.3Ordinary Resolutions

The following matters shall be resolved by ordinary resolutions at a meeting of the Shareholders’ Meeting:

(a)determining the Company’s operational guidelines and investment plans;

(b)electing and changing the Directors and the Supervisors and determining matters relating to their salaries and compensation;

(c)approving the reports of the Board of Directors;

(d)approving the reports of the Supervisors;

(e)approving annual budgets and business plans of the Company, and any revisions thereof;

(f)approving profit distribution plans and loss recovery plans of the Company; and

(g)other matters to be decided the Shareholders (other than (a) through (f) above and the matters set forth in Section 4.4) as specified in this Agreement and the Articles of Association.

4.4Special Resolutions

The following matters shall be resolved by special resolutions at a meeting of the Shareholders’ Meeting:

(a)approving any amendment to the Articles of Association;

(b)approving any increase or reduction of the Company’s Registered Capital;

(c)approving termination and dissolution of the Company;

(d)approving any merger or division, or change of corporate form of the Company; and

(e)approving the establishment, adoption of, any change or amendment to the ESOP and the grant of options or incentives under the ESOP.

4.5The Initial Meeting of the Shareholders’ Meeting

The initial meeting of the Shareholders’ Meeting shall be convened and presided over by the person designated by Management Co. subject to China’s Company Law. The initial meeting of the Shareholders’ Meeting shall discuss and adopt resolutions with respect to the following matters:

(a)election of the first Board of Directors as per the provisions of this Agreement; and

(b)election of the Supervisors as per the provisions of this Agreement.

4.6Regular Meeting

A regular meeting of the Shareholders’ Meeting shall be held once (1) a year, and shall be convened by the Board and presided over by the Chairman. Where the Chairman is unable to or does not perform his or her function, the meeting shall be presided over by a Director designated in writing by the Chairman and/or preapproved by a majority of the Board.

4.7Interim Meeting

An interim meeting of the Shareholders’ Meeting shall only be held if proposed by the Shareholders representing ten percent (10%) or more of the voting rights, or by a

Supervisor. The interim meeting shall be presided over by the Chairman or a Director designated in writing by the Chairman and preapproved by a majority of the Board.

4.8Place and Method of Meeting

Each meeting of the Shareholders’ Meeting generally shall be held at the registered address of the Company or such other address in the PRC or abroad as is designated by the Chairman. A meeting of the Shareholders’ Meeting may be held by any method which allows all participants to hear and be heard simultaneously throughout the meeting, such as telephone, video-conferencing or other electronic communicating methods. Participation in the meeting through such method by a Shareholder shall be deemed presence in person by such Shareholder at the meeting.

4.9Attending the Meeting

Each Shareholder shall attend the Shareholders’ Meeting in person or by video or audio conference, or entrust other person(s) by proxy in writing to attend the meeting and exercise rights specified in the entrustment letter.

4.10Notice

Each Shareholder shall be given written notice by the Company at least fifteen (15) days before a meeting of the Shareholders’ Meeting is held.

4.11Meeting Minutes

The minutes of a Shareholders’ Meeting shall be taken by a Person designated by the Chairman. A transcript of such minutes shall be prepared by such designated Person in the Chinese and English languages and shall be delivered to each Shareholder as soon as reasonably practicable following such meeting of the Shareholders’ Meeting. The Shareholders shall sign or seal all resolutions duly adopted by the Shareholders’ Meeting and the minutes pursuant to this Agreement as soon as reasonably practical following the delivery of such resolutions or minutes to the Shareholders.

4.12Written Resolution

In lieu of a meeting of the Shareholders’ Meeting, a written resolution may be adopted by the Shareholders if such resolution is sent to all Shareholders and is affirmatively signed and adopted by all Shareholders. The written resolution shall be made in writing with the signatures or seals of all Shareholders. Such resolution shall be filed with the minutes of Shareholders’ Meetings and shall have the same force and effect as resolutions adopted by Shareholders present in person or by proxy at a duly convened meeting of the Shareholders’ Meeting.

ARTICLE 5BOARD
5.1Composition of the Board

The Board shall consist of three (3) (“Directors”), allocated as follows.

(a) AHK shall be entitled to nominate and appoint one (1) Director.
(b) The Lead Investor shall be entitled to nominate and appoint one (1) Director.
(c)The remaining one (1) Director shall be appointed by Management Co.

All persons appointed as Directors shall meet the qualification requirements for company directors as specified in PRC Laws. All Parties undertake to vote in favor of the candidates for Directors and Chairman as nominated by each Party pursuant to this provision to be elected on Shareholders’ Meeting.

5.2Term of Office

The term of each Director shall be three (3) years, and each Director shall be nominated by the Party to this Agreement that originally nominated such Director, on or prior to the conclusion of such Director’s then-current term. If a seat on the Board is vacated by the retirement, removal, resignation, illness, disability or death of a Director, the Party that originally nominated such Director shall be entitled to nominate a successor for election at the next relevant meeting of the Shareholders’ Meeting. The term of such successor Director shall end upon expiry of the term of the original Director. A Director may serve consecutive terms if nominated again by the Party who originally nominated that person and elected by the relevant meeting of the Shareholders’ Meeting. Any Director may resign at any time upon written notice to the Company and the Party who originally nominated that Director.

5.3Chairman

(a)The Chairman is the legal representative of the Company. The Chairman shall convene and preside over Board meetings, and exercise his or her powers within the limits given by the Board in accordance with this Agreement and the Articles of Association.

(b)When the Chairman is unable to perform his or her duties (including convening and presiding over Board meetings) for any reason, he or she shall appoint another Director to act on his or her behalf in accordance with China’s Company Law. If the Chairman further fails to appoint such Director, any Director elected by no less than half of the remaining Directors except the Chairman shall act on behalf of the Chairman until a new Chairman is elected by the Board.

5.4Board Meetings

(a)In each calendar year, the Board shall convene at least one (1) regular meeting to examine the operations and approve major matters of the Company. Upon written request of two (2) or more of the Directors, the Chairman shall convene an interim Board meeting to discuss relevant matters within ten (10) days after his or her receipt of such request. Board meetings may be attended by the Directors in person, or through television conference, video conference, tele-conference or other similar communication methods, so long as all attending Directors are able to hear each other and to communicate, and all such Directors are deemed to attend the Board meeting by presenting in this meeting in person.

(b)All Board meetings shall be convened and presided over by the Chairman. The Chairman shall give written notice of any Board meeting to each of the Directors at least ten (10) days prior to the meeting, which notice shall specify the time, place, agenda of the meeting and other documents related to such Board meeting (if any). Any Board meeting held without giving proper and timely notice to each of the Directors shall be invalid unless each of the Directors who did not receive proper and timely notice delivers a written waiver to the Chairman either before or after the meeting of the Board or attends the meeting. Board meetings shall be held at the registered address of the Company or such other place inside or outside the PRC as may be determined by the Chairman.

(c)Other details regarding Board meetings may be provided in the Articles of Association.

5.5Quorum and Adoption of Resolutions

(a)The quorum for a duly convened Board meeting shall include at least two-thirds (2/3) of the Directors present in person (including attending via television conference or tele-conference) or by proxy. In the absence of a quorum, any resolutions passed at a Board meeting shall be invalid and have no effect, subject to the following sentences if and when applicable. If the quorum is not present at any duly convened Board meeting, the Chairman (or another Director in accordance with Section 5.3(b)), shall send a notice to all Directors within two (2) Business Days to convene a second Board meeting (with the same agenda to be held at the same place as the first meeting) on or about the fifth (5th) Business Day after the first meeting, in accordance with the procedures provided in this Agreement and the Articles of Association, and so on until a quorum is present.

(b)If a Director is unable to attend a Board meeting for any reason, he or she may, so long as providing notice to the Chairman or Secretary prior to the Board meeting, appoint a proxy in writing to attend the meeting, who may be but not necessarily to be another Director of the Board. Any proxy so appointed shall have the same rights as the Director who appointed him or her, and one proxy may represent more than one Director. A proxy shall have one vote for each Director he or she represents and an additional vote if he or she is also a Director. The Chairman shall have the same right of one vote as accorded to each of the other Directors.

(c)Resolutions may be passed without a Board meeting if in writing and executed by the required Directors pursuant to Section 5.6 below, provided that the proposed resolution is delivered to each of the Directors. For such purposes, Directors may execute separate counterparts of identical written resolutions, which, taken together, shall constitute one valid set of written resolutions, and facsimile or email signatures of the Directors shall be valid and binding for such purposes. Such written resolutions shall have the same force and effect as resolutions adopted at a duly convened Board meeting.

5.6Powers of the Board

Except as reserved to the Shareholders’ Meeting, the Board shall have the power to manage and to direct the Senior Management Personnel and employees of the Company. The Board shall have the right to delegate authority to such Senior Management Personnel as the Board shall deem appropriate except for such authority that cannot be delegated according to the applicable laws. The Board shall decide on the following matters:

(a)provision of security or guarantee to a third party by the Company;

(b)appointment or dismissal and remuneration of the Senior Management Personnel;

(c)establishment or termination of subsidiaries, branches or other branch offices, or investment by the Company in any other entity or acquisition or disposal of any equity interest in any other entity;

(d)borrowing of any amounts involving value or amounts of more than RMB 1,000,000 in a single transaction or a series of related transactions (for the purpose of this Section 5.6, “a series of related transactions” shall mean a series of transactions (i) entered into with the same counterparty or its Affiliates, and (ii) regarding the same or related subject matter within a period of twelve (12) consecutive months);

(e)provision of any loans to organizations or individuals other than the Company;

(f)decisions on sales, transfers or other dispositions of any fixed assets and/or Company IP that is material to the business of the Company important business operated by the Company, the amount of which is or would exceed RMB 1,000,000 in a single transaction or a series of related transactions;

(g)selection and appointment of external auditor of the Company, subject to Article 9 below;

(h)any contract or other transaction to be entered into between the Company and any Party or its Affiliates involving value of RMB 5,000,000 or more in a single transaction or a series of related transactions;

(i)formulating the Company’s proposed annual budgets and business plans, for submission to the Shareholders’ Meeting for final approval;

(j)formulating the Company’s profit distribution plans and plans for making up losses, for submission to the Shareholders’ Meeting for final approval;

(k)formulating plans for the merger, division, change of corporate form or dissolution of the Company, for submission to the Shareholders’ Meeting for final approval;

(l)important rules and regulations of the Company, including without limitation financial system, investment management system, human resources and remuneration management system and market development system;

(m)matters relating to executive compensation and administration of the ESOP (including any grants and awards associated therewith); and

(n)other matters the Board has the right to determine in accordance with the applicable PRC Laws.

Unless otherwise provided in this Agreement, a decision on any matters specified in this Section 5.6 shall require the approval of affirmative votes of at least a majority of the Directors (including at least one (1) Director nominated by the Lead Investor) present in person or by proxy at a duly convened Board meeting or by an affirmative written resolution signed by at least a majority of the Directors (including at least one (1) Director nominated by the Lead Investor) in accordance with Section 5.5 above.

5.7Protective Provisions

Without limiting any other provisions in this Agreement, the Articles of Association and PRC Laws, the Company or its subsidiaries shall not, without the prior written consent or resolution from at least two-thirds (2/3) of the members of the Board, take or do or agree to take or do any of the following actions or transactions:

(a)Change in the principal business activities of the Company;
(b)Making or changing annual business plan and annual budget plan;
(c)Adoption or amendment of the Articles of Association, by-laws or any similar governing documents;
(d)Any change in accounting principles or policies materially or change auditors;
(e)Modification of the number of board of directors；
(f)Alternation or change in the rights, preferences or privileges of the Investing Parties, or provide other investors with any rights favorable than the Investing Parties;
(g)Transactions with any related or affiliated party;
(h)Making any guarantee for third parties;
(i)Any acquisition of part or all of the Company;
(j)Any corporate or product acquisition or merger activities;
(k)Any Company corporate reorganization, including divestiture or consolidation activities or resolutions;
(l)Any initial public offering of the Company;
(m)Any dividends or redemptions issued by the Company;
(n)Any new financing activity by the Company; and
(o)Any new stock issuance activity by the Company.
5.8Directors’ Remuneration and Indemnification

(a)The Directors are not entitled to receive any remuneration from the Company for their position as Directors of the Company, provided that reasonable costs incurred by Directors or their proxies in connection with attending Board meetings shall be reimbursed by the Company in Renminbi or U.S. Dollars based on vouchers permissible under the PRC Accounting System.

(b) Directors shall be indemnified by the Company from personal liabilities for acts performed in a normal manner within their respective capacities as such. After Closing, the Company shall enter into a standard indemnification agreement with the Directors, pursuant to which the Company will indemnify them, to the fullest extent possible under applicable PRC Laws, from and against any claim or charge brought against them, except for claims or charges resulting from acts or omissions of intent or gross negligence, fraud or serious dereliction of duties by the Director.

5.9Meeting Minutes of Board Meetings

The Board shall maintain complete and correct records of its meetings, including copies of all meeting notices to convene meetings. All Board meeting minutes and adopted resolutions shall be recorded by the secretary and/or assistant secretary appointed by the Board for a meeting designated by the Board and shall be circulated to all Directors within ten (10) days after the conclusion of each meeting. All Board resolutions shall be signed by all voting Directors, and Board meeting minutes shall be signed and approved by the Chairman and then filed by the secretary and kept in the Company Board meeting minutes books. The appointment and replacement of Directors shall be recorded in the Board meeting minutes books.

ARTICLE 6SUPERVISORS

6.1Appointment of Supervisors

The Company shall have two (2) supervisors (“Supervisors”). Each of AHK and Investor A is entitled to nominate one (1) Supervisor for the Company. Both Parties undertake to vote in favor of the candidates for Supervisors as nominated by each Party pursuant to this provision to be elected on Shareholders’ Meeting. The Directors and Senior Management Personnel of the Company shall not act as the Supervisors of the Company. Each Supervisor shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by the Party that originally appointed him or her. The Supervisors are not entitled to receive any remuneration from the Company for their position as Supervisors of the Company. Reasonable costs incurred by Supervisors or their proxies in connection with attending Board meetings shall be reimbursed by the Company in Renminbi or U.S. Dollars based on vouchers permissible under the PRC Accounting System.

6.2Powers of Supervisors

A Supervisor shall exercise the following powers:

(a)examine the financial status of the Company;

(b)supervise Directors’ and Senior Management Personnel’s behaviors to carry out his/her duties for the Company, and advise to dismiss any Director or Senior Management Personnel who violates any laws, the Articles of Association or any Board resolution;

(c)when the behaviors of Directors and Senior Management Personnel damage the interest of the Company, request the Director and Senior Management Personnel to rectify such behavior;

(d)make proposals in furtherance of Supervisor powers at or in connection with a Board meeting; and

(e)bring lawsuits against the Directors and Senior Management Personnel pursuant to Article 151 of the Company Law of the People’s Republic of China, as amended.

The Supervisors may attend Board meetings as observers.

ARTICLE 7OPERATION AND MANAGEMENT ORGANIZATION
7.1Management System

(a)The Company shall have one (1) general manager (“General Manager”), who shall be appointed by the Board. The day-to-day management and operation of the Company shall be carried out by the General Manager in accordance with the policies adopted by the Board from time to time. The General Manager will be the CEO of the Company. The General Manager shall be directly responsible to the Board.

(b)The term of office of the General Manager shall be three (3) years and he/she can serve consecutive terms upon re-appointment. The General Manager may be dismissed and replaced by the Board upon thirty (30) days’ notice.

(c)The Company shall have one (1) chief financial officer (“CFO”) who shall be in charge of matters of finance, accounting, financial reporting to the Board and shareholders, internal control and tax. The CFO will be nominated by AHK, and shall be approved and appointed by the Board.

(d)The General Manager, CFO and any other personnel of the Company who are required to be senior management personnel of the Company under the PRC Laws, regulations, rules or as per the requirements of the regulatory authorities or departments (“Senior Management Personnel”) shall be appointed by the Board based on market-oriented principles.

7.2Powers and Responsibilities of the General Manager

The powers and responsibilities of the General Manager shall consist of the following:

(a)implementation of the resolutions adopted by the Board from time to time;

(b)reporting to the Board on the operation of, and matters of major importance to, the Company;

(c)preparation and submission to the Board of operational reports concerning the business, marketing, capital expenditure, personnel and other operational matters of the Company;

(d)within the powers delegated by the Board, negotiation, execution, amendment and implementation of business contracts and other contracts with third persons;

(e)formulation, amendment and submission to the Board of the rules and regulations required for the operation of the Company, including but not limited to internal employees management rules and regulations, confidentiality system, bonuses and welfare or benefit plans of the Company, which shall be implemented upon approval by the Board;

(f)suggestion to Board of the nomination and remuneration of the Senior Management Personnel (except for the General Manager), and determination of the employment, appointment and dismissal of other employees of the Company, and determination of the salaries, rewards, promotion and sanctions for employees in accordance with the Company’s employment policies;

(g)preparation and submission to the Board of proposals for an organizational structure suitable for the Company’s operations, the establishment of various departments and their responsibilities and functions, which shall be implemented upon approval by the Board;

(h)the daily management and direction of all the Company’s employees, including without limitation those engaged in the activities of marketing, sales and services; and

(i)all other responsibilities entrusted to him or her by the Board from time to time or necessary for the normal operation of the Company.

ARTICLE 8 CONFIDENTIALITY
8.1Confidentiality

Each Party shall maintain the secrecy and confidentiality of any information of the following (“Confidential Information”):

(a)the business or asset of the Company, the other Parties or its Affiliates;

(b)the existence and content of this Agreement; and

(c)all information provided by the other Party pursuant to this Agreement.

Each of the Parties and the Company receiving Confidential Information shall:

(a)limit the access to the Confidential Information to only such directors, senior management personnel and employees as are necessary for the implementation of this Agreement;

(b)not disclose, directly or indirectly, any Confidential Information to any third Person; and

(c)not use any Confidential Information for any purpose other than for the implementation of this Agreement or any ancillary contracts or agreements hereto.

Except for situations set forth in Section 8.2, none of the Parties may use or disclose any Confidential Information to any third party for its own business purpose or other purposes without the other Party’s prior written consent.

8.2Exceptions

The confidentiality obligations under Section 8.1 above shall not apply to:

(a)confidential communications to the Parties’ respective Affiliates, directors, senior management personnel, employees, agents, professional advisors or financing party that are under an equivalent confidentiality obligation necessary for the implementation of this Agreement of a Party;

(b)disclosure required to be made by applicable law; provided, however, that the Party subject to such requirement shall promptly notify the Party who disclosed the Confidential Information of such requirement to the extent of practically permissible and gives it reasonable opportunity to oppose such disclosure;

(c)information which has become public knowledge through no fault of any Party or the Company; and

(d)any information which was disclosed to the receiving party in good faith by a third Person who is not subject to any confidentiality obligation.

8.3Measures of Protection

(a)Each of the Parties and the Company shall advise its directors, senior management personnel, employees, agents, professional advisors or financing party having access to any Confidential Information of the existence and the requirements of Section 8.1 and shall formulate rules and regulations to cause its directors, senior management personnel, employees, agents, professional advisors or financing party and the directors, senior management personnel, employees, agents, professional advisors or financing party of its Affiliates to comply with the confidentiality obligations set forth in Section 8.1. Each of the Parties and the Company shall sign a confidentiality agreement with each of its directors, senior management personnel, employees, agents, professional advisors or financing party who may have access to any Confidential Information (confidentiality clauses in executed labor contracts, agency contracts, subcontracts or any other contracts or agreements with such personnel, which cover the Confidential Information, shall be considered as having executed such confidentiality agreement).

(b)In addition, without prejudice to the generality of the provisions of Section 8.1 above, each of the appointees or nominees to the Company from each Party (including without limitation the Chairman and Directors) shall not use or disclose any Confidential Information which may become known to him or her in his or her involvement in the investments or investment decisions or business activities relating to the Party which appointed or recommended him or her or any of its Affiliates.

8.4Breach

If, without the prior written consent of the Party providing the Confidential Information or the Company, any Party discloses or permits or allows to be disclosed any Confidential Information to any unauthorized third Person, such Party shall be in breach of this Agreement and shall indemnify and hold the other Party and/or the Company thus affected harmless in accordance with applicable law and this Agreement.

8.5Survival

The provisions and obligations under this Article 8 shall survive within two (2) years of the expiry or termination of this Agreement, and shall continue to be binding on the Parties, the Company and their respective permitted assigns and successors.

ARTICLE 9FINANCE, AUDIT AND DISTRIBUTION OF PROFIT
9.1Financial and Accounting System

(a)The Company shall establish its financial and accounting systems in accordance with the PRC Accounting System and other applicable PRC Laws, which shall be submitted to the Board for approval.

(b)The Company shall adopt the accrual basis and debit and credit method for bookkeeping and shall separately prepare complete and accurate monthly, quarterly and annual financial statements in accordance with the PRC Accounting System.

(c)The Company shall adopt the Gregorian calendar year as its fiscal year, commencing on January 1 and ending on December 31 of each year. The first fiscal year of the Company shall begin on the Establishment Date and end on December 31 of the same year.

(d)Renminbi shall be the Company’s bookkeeping currency. For cash, bank deposits, funds, credits and debts, gains and expenses that are not in Renminbi, the Company shall also enter the currencies actually paid and received in its bookkeeping.

(e)The depreciation period of the fixed assets of the Company shall be decided by the Board in accordance with the then applicable PRC Laws.

9.2Auditing

The Company shall hire a Big Four accounting firm (Deloitte, Ernst & Young, KPMG or PwC) with securities business qualifications in the PRC as its external auditor for annual auditing. The external auditor shall audit the Company’s accounts and issue an audit report in accordance with the PRC Accounting System, which shall be submitted by the Company to the Board for approval. the Company shall provide the external auditor with all documents and books necessary for the external auditing.

9.3Information and Inspection Rights

(a)For as long as the Investing Parties continue to hold the shares of the Company, the Company shall deliver to each Investing Party (i) unaudited quarterly consolidated financial statements and business reports, which shall be delivered to the Investors no later than 30 days after the end of each quarter, (ii) key Company metrics (to be determined based on the Investing Parties’ and the auditor’s feedback) by the end of the calendar month preceding the end of each quarter, (iii) unaudited annual financial statements and business reports, which shall be within 30 days after the end of each financial year, (iv) audited annual consolidated financial statements prepared by a recognized accounting firm within 60 days after each financial year ends, (v) an annual operating plan and budget which shall be approved by the Board/Shareholder Meeting (within their respective authority limits) and delivered to the Investors no later than 45 days prior to the beginning of each fiscal year, and (vi) other information relating to the Company as reasonably requested by the Investing Parties.

(b)Without affecting the Company’s normal operations, the Investing Parties shall be entitled to standard inspection rights to the facilities, assets, book and record of the Company and its subsidiaries. The Investing Parties shall be allowed to discuss the business, operations and other aspects of the Company and its subsidiaries with the managers, employees, accountants, legal counsel and the investment bankers.

9.4Distribution of Profits

(a)The distribution of the Company’s profits shall depend upon the available surplus of the Company’s profits and liquidity, as resulting from the Company’s financial statements approved by the Shareholders’ Meeting for each fiscal year. Any distribution of the Company’s profits shall be in accordance with the profit distribution plan approved by the Shareholders’ Meeting and in proportion to the shareholding of each Party. For the sake of clarity, Investors are not obligated to pay dividends that they had received to other Shareholders.

9.5Budgets and Business Plans

The Company shall operate in accordance with the annual budgets and business plans approved by the Shareholders’ Meeting.

ARTICLE 10REPRESENTATIONS AND WARRANTIES OF THE PARTIES
10.1 Each Party hereby represents and warrants to the other Parties as follows:

(a)It is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)It has full legal right, power and authority to execute, deliver and perform this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party;

(c)It has obtained or will obtain within 90 days from the Closing Date, all legally required, governmental or third Person consents, approvals ( and CFIUS Clearance shall have been obtained prior to the Closing Date) and authorizations necessary for the valid signing, delivery and performance of this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party, and this Agreement shall constitute legal, valid and binding obligations of it, enforceable against it in accordance with its terms;

(d)Neither the signing and performance of this Agreement nor the consummation of the transactions contemplated hereby shall violate, result in a breach of any material term or provision of, or constitute a default under, any articles of association or any contract, agreement, law or regulation to which it is a party or by which it is bound; and

(e)There is no lawsuit, arbitration or other legal proceeding pending or threatened against it with respect to the subject of this Agreement or that would affect in any way its ability to enter into or perform this Agreement.

10.2 AHK hereby represents and warrants to the Investors that AHK and/or its Affiliates shall have the power and right to license to the Company all the Licensed Items under Section 3.1(f) and pursuant to the Technology License Agreement. To the knowledge of AHK, entrance into and performance of the Technology License Agreement has not and will not violate or infringe upon any other entity’s right relating to the Licensed Items.

ARTICLE 11 ADDITIONAL COVENANTS
11.1Non-Competition

Following the Closing Date, until the earlier of the expiry of the Term or early termination of this Agreement pursuant to its terms, without the prior written approval of the Investing Parties, AHK, AHK’s worldwide Affiliates, and Management Co shall not operate or conduct any business that competes directly with the automotive SoC business (which is namely the design and delivery of entire SoCs or entire SoC platforms) of the Company and its subsidiaries, including but not limited to establishing a joint venture with any third party, or entering into a strategic cooperation agreement.

Absent the express prior written permission of AHK and AHK’s applicable Affiliates, the Company shall not directly or indirectly enter or enable or cause third parties to enter, in any way, the interconnect IP and/or interchip link licensing business.

The Key Employees shall devote their full working time to the conduct and development of the business of the Company, protecting the interest of the Company. Without the prior written approval of all the Investing Parties, no Key Employee or his/her affiliates or family members shall, directly or indirectly, own, manage, operate, conduct, consult, render services for, or participate in any entity whose business may compete with the business of the Company.

11.2Export Control

Upon the execution of this Agreement, the Parties shall collaborate with each other to conduct an initial analysis on whether the Company’s technologies and products are subject to any export control requirements. In the event that the initial analysis indicates so, the Parties shall discuss in good faith for a viable solution.

ARTICLE 12TERM AND TERMINATION OF THE COMPANY
12.1Term of the Company

The term of the Company shall be twenty (20) years (“Term”) from the Establishment Date.

12.2Events of Termination

(a)This Agreement will terminate automatically upon expiration of the Term.

(b)This Agreement may be terminated prior to the expiry of the Term (absent mutual agreement by the Lead Investor and AHK under separate written agreement):

(i)by the Parties upon their mutual agreement; or
(ii)by a Lead Investor, if the Closing Conditions set forth under Section 3.1 shall have not been satisfied or waived in writing by such Lead Investor on or before March 31, 2022, provided that if not all the Lead Investors elect to terminate this Agreement, this Agreement shall remain effective and binding upon the remaining Lead Investor and the other Parties; or
(iii)by AHK, if all Closing Conditions have been satisfied or waived on or before March 31, 2022 but the Lead Investors fail to fund and transfer their Capital Contribution Amount to the Company’s bank account; provided that this (iii) shall not apply if a Lead Investor or another Investor(s) acceptable to AHK funds and transfers a Capital Contribution Amount making up for aggregate unfunded Investor obligations.

12.3Shareholders’ Meeting to Discuss Termination and Dissolution

(c)Upon the occurrence of any of the events of termination enumerated in Section 12.2 above, any Party may request that a meeting of the Shareholders’ Meeting be convened to discuss the termination of this Agreement. The Board must convene a meeting of the Shareholders’ Meeting within ten (10) days of the receipt of that request in accordance with the provisions regarding Shareholders’ Meeting.

(d)At the meeting of the Shareholders’ Meeting, if the Shareholders are unable to reach any other solution acceptable to the Shareholders, the Shareholders may vote to dissolve and liquidate the Company.

12.4Dissolution due to Termination

Upon a termination pursuant to Sections 12.2 and 12.3 above, the Company shall be liquidated and dissolved, and the Shareholders shall liquidate the Company in accordance with ARTICLE 13, the applicable PRC Laws and the provisions of this Agreement.

ARTICLE 13DISSOLUTION AND LIQUIDATION
13.1Liquidation Committee

(a)If the Company is to be liquidated in accordance with Section 12.4, the Parties shall establish a liquidation committee (“Liquidation Committee”) pursuant to PRC Laws. The costs and expenses of the Liquidation Committee shall be paid by the Company.

(b)Upon completion of the liquidation of the Company, the Liquidation Committee shall prepare a liquidation report, which shall be submitted to the Shareholders’ Meeting for confirmation, and the Company shall then complete the de-registration procedures with the Registration Authority.

13.2Principles of Liquidation

The Liquidation Committee shall conduct an overall inspection and stock take of the Company’s assets, creditors’ rights and liabilities, prepare a balance sheet and assets inventory, put forward the basis on which the Company’s assets are to be valued and computed, and apply the assets of the Company to satisfy the Company’s liabilities. Thereafter, the remaining assets of the Company shall be distributed to the Parties in accordance with Section 1 of Schedule 1; provided, however, that any cash or assets to be distributed to the Breaching Party shall be used with priority to pay for the damages payable by the Breaching Party to the non-breaching Party.

13.3Survival

In case of a termination of this Agreement, none of the Parties shall be relieved from any obligation and responsibilities towards the Company or the other Party until the date of the resolution of the Shareholders’ Meeting to liquidate the Company.

ARTICLE 14 INDEMNIFICATION
14.1Indemnification for Breach

If a non-breaching Party (or both) (“Indemnitees”) suffers any expense, liability or loss, (including lost profits of the Company but excluding any other indirect or consequential losses of any nature) as a result of a breach of this Agreement, the breaching Party (“Indemnifying Party”) shall indemnify and defend the one or more Indemnitees against all demands, claims, Proceedings, and losses, including third-party claims.

14.2Damages for Breach

Each Party acknowledges that any breach of the covenants contained in this Agreement would cause irreparable injury so that damages and remedies under PRC Law for any breach of any such covenant would be inadequate. The remedies provided under this Article 14 will be non-exclusive and the Indemnitees will be free to pursue all remedies available at Law or otherwise against the Indemnifying Parties, including for injunction and liquidated damages.

ARTICLE 15 GOVERNING LAW AND DISPUTE RESOLUTION
15.1Applicable Law

The formation, validity, interpretation, execution of this Agreement and settlement of any Disputes arising hereunder shall be governed by and in accordance with the PRC Laws.

15.2Dispute Resolution

Any dispute, controversy or claim arising under or relating to this Agreement, or any breach hereof (collectively the “Disputes”) shall be resolved through amicable negotiation by the Parties. If the Dispute is not resolved through negotiation within thirty (30) days of its occurrence, any Party may submit the Dispute to arbitration in accordance with the provisions of Section 15.3.

15.3Arbitration

(a)Any Dispute that is not resolved in accordance with Section 15.2 shall be settled by final arbitration binding upon the Parties in Shanghai at the Shanghai International Economic and Trade Arbitration Commission by an arbitration tribunal in Shanghai, China in accordance with the then effective arbitration rules of the Shanghai International Economic and Trade Arbitration Commission.

(b)The arbitration proceedings shall be conducted in English and Chinese, using qualified translators. The Parties shall use their best efforts to effect the prompt execution of any such award and shall render whatever assistance as may necessary to this end. The arbitral reward shall be enforced by any court of competent jurisdiction, if necessary.

(c)The losing Party shall be responsible for the costs of the Shanghai International Economic and Trade Arbitration Commission, the fees of the arbitrators, fees and expenses of the arbitration proceedings and all costs and expenses in relation to the enforcement of any arbitral award, including reasonable attorneys’ fees and expenses.

15.4Continued Performance

During the period when a Dispute is being resolved, the Parties shall continue to perform this Agreement except for the matters in dispute.

ARTICLE 16 MISCELLANEOUS PROVISIONS
16.1Effectiveness of this Agreement

This Agreement shall become effective and binding upon the Parties on the date of signing by duly authorized representatives of the Parties.

16.2Entire Agreement

This Agreement, together with the schedules and annexes, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and shall supersede all previous oral or written agreements, contracts, letters of intent, undertakings and communications between the Parties with respect to the subject matter hereof.

16.3Language

This Agreement is written in English, with a Chinese translation. The languages will be interpreted consistently. The English language will prevail if strictly necessary to make a final interpretation.

16.4Amendment

Any amendment to this Agreement shall come into force only after a written agreement is signed by the duly authorized representatives of each of the Parties.

16.5Severability

If any term or provision of this Agreement shall be held to be invalid or unenforceable in whole or in part under any applicable law, it shall be excluded from this Agreement (to the extent of such invalidity or unenforceability only), and all other terms and provisions of this Agreement shall continue to be in full force and effect. Under such circumstances, the Parties shall use their best efforts to implement both the letter and spirit of this Agreement and replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that corresponds as far as possible to the spirit and purpose of the invalid or unenforceable term or provision.

16.6Parties in Interest

This Agreement shall be binding on and inure to the benefit of the Parties and to their respective successors and administrators, as well as to their assigns where a Party’s interests in the Company are assigned in accordance with law and the terms and conditions hereof.

16.7Costs and Expenses

Any costs, expenses or fees of any nature incurred by a Party in connection with the preparation and execution of this Agreement and the Articles of Association shall be borne by the incurring Party; provided further that, the Company shall at its own cost make any notification to or filing to the Registration Authority for filings and registrations with respect to the Capital Increase and the updated Articles of Association (as required by the PRC Laws) contemplated by this Agreement. Amounts approved by the Board may in connection with such approval, be auditable by the Board.

16.8Waiver

No delay or failure by a Party to this Agreement to exercise any of its powers, rights or remedies under this Agreement shall be construed as a waiver of any of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other. Any waiver by a Party of any provision of this Agreement shall not be construed as a waiver of any other provisions of this Agreement, nor shall such waiver be construed as a waiver of such provision with respect to any other event or circumstances, whether past, present or future. Further, the remedies provided in this Agreement are cumulative and not exclusive of any provided by law.

16.9No Agency

Nothing in this Agreement shall be construed so as to constitute a Party the agent or partner of another Party. On no account may a Party create (or hold itself out to third Person as being able to create) any binding obligation on behalf of another Party without the prior written consent of such other Party.

16.10Notices

Communications between the Parties, notices and documents of the Board and such other notices and financial reports of the Company as provided for herein shall be sent to each of the Parties and to the Company at their respective addresses set forth below, in each case by (i) personal delivery, (ii) prepaid airmail, (iii) prepaid air courier, or (iv) email. All such notices shall be deemed to have been given or received (i) upon receipt if personally delivered, (ii) on the tenth (10th) day after it is sent if delivered by airmail, (iii) on the fifth (5th) day after delivery to an internationally recognized courier service if delivered by air courier, (iv) twenty-four (24) hours following transmission by facsimile with confirmed successful answer back, if delivered by facsimile, and (v) upon receipt on the email system of the receiving Party, if delivered by email.

(a)In the case of AHK to:

Arteris HK Limited

Address: 26/F Three Exchange Square 8 Connaught Place Central Hong Kong

Attention: K. Charles Janac

Email [***]

(b)In the case of SME (Investor A) to:

SME Development (Shaoxing) Venture Fund, LLP 中小企业发展基金（绍兴）股权投资合伙企业（有限合伙)

Address: 11th Floor, Building 1, No. 1158 Zhangdong Road, Pudong New Area, Shanghai, P.R. China

Attention: Mr. Cangbo Zhao; Mr. Sen Zhao

Email: [***]

(c)In the case of Luojia (Investor B) to:

Jiaxing Luojia Chuangzhi Investment Partnership Enterprise (Limited Partnership) 嘉兴珞珈传智股权投资合伙企业（有限合伙)

Address: 26th Floor, Block A, Poly Plaza, No. 99 Zhongnan Road, Wuchang District, Wuhan, Hubei Province, P.R. China

Attention: Mr. Geng Lin; Ms. Huan Guo

Email: [***]

(d)In the case of Guinie (Investor C), to:

Gongqing City Guinie Zhuyu No. 3 Investment Partnerhip (Limited Partnership) 共青城圭臬珠玉三号投资合伙企业（有限合伙)

Address: Room 1703, Block B, Jinhui Global Center, Gong-jian Road, Yanta District, Xi 'an, Shaanxi Province, P.R. China

Attention: Zixi Yao

Email: [***]

(e)In the case of Management Co to:

Ningbo Transchip Information Consulting Partnership (Limited Partnership) 宁波传智驿芯信息咨询合伙企业（有限合伙)

Address: 107-6, 1F, No. 69, Dagang Second Road, Xinqi street, Beilun District, Ningbo City, Zhejiang Province, P.R. China

Attention: Zheng Wu

Email: [***]

(f)In the case of Arteris Nanjing to:

Arteris Semiconductor Technology (Nanjing) Co., Ltd. 安通思半导体技术(南京) 有限公司

Address: Room 1821, Fuying Building, No. 99, Tuanjie Road, Yanchuang Park, Jiangbei New Area, Nanjing, Jiangsu Province, P.R. China

Attention: K. Charles Janac

Email: [***]

(g)In the case of the Company to:

TransChip Technology (Nanjing) Co., Ltd. 传智驿芯科技（南京）有限公司

Address: Room 2307, Fuying Building, No. 99, Tuanjie Road, Yanchuang Park, Nanjing area, China (Jiangsu) pilot Free Trade Zone, P.R. China

Attention: K. Charles Janac

Email: [***]
During the term of this Agreement, any Party may change its address from time to time, provided that the other Parties will be notified in writing of that change promptly.

16.11Publicity

No Party shall make any declarations, announcements, or disclosures to the public with respect to this Agreement without the prior written consent of the other Parties.

16.12 Logo Usage

Names and logos of Investors shall not be used by other Parties to this Agreement absent the prior consent of the applicable Investor.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives, duly authorized hereunto, on the date first above written.

Arteris HK Limited

By: /s/ K. Charles Janac
Name: K. Charles Janac
Title: Authorized Representative
Signature page to the Share Purchase and Shareholders Agreement
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives, duly authorized hereunto, on the date first above written.

SME Development (Shaoxing) Venture Fund, LLP
中小企业发展基金（绍兴）股权投资合伙企业（有限合伙)

By: /s/ Mr. Yuwang Sun
Name: Mr. Yuwang Sun
Title: Representative Delegated by its General Partner

Signature page to the Share Purchase and Shareholders Agreement
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives, duly authorized hereunto, on the date first above written.

Jiaxing Luojia Chuangzhi Investment Partnership Enterprise (Limited Partnership) 嘉兴珞珈传智股权投资合伙企业（有限合伙)

By: /s/ Mr. Geng Lin
Name: Mr. Geng Lin
Title: Representative Delegated by its General Partner

Signature page to the Share Purchase and Shareholders Agreement
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives, duly authorized hereunto, on the date first above written.

Gongqing City Guinie Zhuyu No. 3 Investment Partnership (Limited Partnership)
共青城圭臬珠玉三号投资合伙企业（有限合伙)

By: /s/ Mr. Zixi Yao
Name: Mr. Zixi Yao
Title: Representative Delegated by its General Partner

Signature page to the Share Purchase and Shareholders Agreement
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives, duly authorized hereunto, on the date first above written.

Arteris Semiconductor Technology (Nanjing) Co., Ltd. (安通思半导体技术南京)有限公司)

By: /s/ K. Charles Janac
Name: K. Charles Janac
Title: Legal Representative

Signature page to the Share Purchase and Shareholders Agreement
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives, duly authorized hereunto, on the date first above written.

Ningbo Transchip Information Consulting Partnership (Limited Partnership)
宁波传智驿芯信息咨询合伙企业（有限合伙）

By: /s/ Mr. Zheng Wu
Name: Mr. Zheng Wu
Title: Representative Delegated by its General Partner

Signature page to the Share Purchase and Shareholders Agreement
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives, duly authorized hereunto, on the date first above written.

Transchip Technology (Nanjing) Co., Ltd.
传智驿芯科技（南京）有限公司

By: /s/ K. Charles Janac
Name: K. Charles Janac
Title: Legal Representative
Signature page to the Share Purchase and Shareholders Agreement
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Schedule 1 Rights of the Investing Parties

1.Liquidation Preference

1.1 In the event of any Liquidation Event (as defined below), all assets and funds legally available for distribution to the Shareholders shall be distributed as follows:

(a)FIRST, prior to and in preference to any distribution of any of the assets and funds to any Shareholders other than the Investing Parties that made Capital Contributions, each Investing Party that made Capital Contributions shall be entitled to receive an amount, the price per unit of equity of which is equal to the Investing Party Purchase Price, plus a simple interest rate of 8% per annum from the date of the Closing until the full payment of the total liquidation preference amount, plus declared but unpaid dividends on the equity interests held by such Investing Party (the “Liquidation Preference”);

(b)SECOND, the remaining assets and funds legally available for distribution to the Shareholders shall be distributed ratably among all the Shareholders (including the Investing Parties) in proportion to the equity interests held by them.

A “Liquidation Event” shall be deemed to have occurred upon: (a) liquidation, dissolution or winding up of the Company, (b) any consummated merger, amalgamation, acquisition, or other business combination in which the Shareholders owning a majority of the voting power or voting stock of the Company immediately prior to such transaction do not own a majority of the voting power or voting stock of the Company, or (c) any sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole).

1.2 In the event of any new equity financing by the Company after the Closing Date in which any new investor is entitled to receive a liquidation preference equal to the investment amount paid by such new investor, plus declared but unpaid dividend on the equity interests held by such new investor and further plus annual interest at a certain interest rate ("New Investor’s Interest Rate”), then the Investing Party’s Liquidation Preference hereof shall be automatically amended and equal to an amount, the price per unit of equity of which is equal to the Investing Party Purchase Price, plus declared but unpaid dividends on the equity interests held by such Investing Party, and further plus an annual interest at the New Investor’s Interest Rate.

2. Dilutive Issuance

2.1 Dilutive Adjustment. If at any time, the Company issues or sells any additional Registered Capital to any third party for a per-unit consideration that is less than the Investing Party Purchase Price (“Dilutive Issuance”), then simultaneously with or immediately after such issuance or sale of additional Registered Capital, an Investing Party shall be entitled to require the Company to issue to such Investing Party an additional number of units of Registered Capital determined by the following formula (as calculated below, “Dilutive Equity”):

Dilutive Equity = (Investing Party Registered Capital × IPP1 ÷ IPP2) – Investing Party Registered Capital

For the purposes of the foregoing formula, the following definitions will apply:

(a) “Investing Party Registered Capital” means the total units of Registered Capital held by the Investing Party immediately prior to the Dilutive Issuance;
(b) “IPP1” means the Investing Party Purchase Price in effect immediately prior to the Dilutive Issuance;
(c) “IPP2” means the Investing Party Purchase Price in effect immediately after the Dilutive Issuance as determined through the following formula:

IPP2 = IPP1* (A + B) ÷ (A + C)

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In this formula:
“A” means the total number of units of all Registered Capital immediately prior to the Dilutive Issuance;
“B” means the number of units of Registered Capital that would have been issued if the New Equity had been issued at the Investing Party Purchase Price; and
“C” means the total number of units of New Equity issued in the Dilutive Issuance.

2.2 Deemed Issuances of Registered Capital. In the case of the issuance of any option, the following provisions will apply for all purposes of this Section 2:

(a)The aggregate maximum number of units of Registered Capital deliverable upon exercise of any option will be deemed to have been issued at the time such option was issued, and for consideration equal to the consideration, if any, received by the Company upon the issuance of such option, plus the minimum exercise price provided in such option for number of units of Registered Capital covered thereby.
(b)If there is any change in the number of units of Registered Capital deliverable, or in the consideration payable to the Company, upon exercise of such option, including a change resulting from the Dilutive Issuance provisions thereof, the Investing Party Purchase Price, to the extent that it is in any way affected by or computed using such option, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of units of Registered Capital or any payment of such consideration upon the exercise of any such option.
(c)Upon the expiration or termination of any such option, the Investing Party Purchase Price shall, to the extent in any way affected by or computed using such option, be recomputed to reflect the issuance of only the number of units of Registered Capital actually issued upon the exercise of such option.

3. Transfer of Equity Interest

3.1 Transfer Restrictions. Without the prior written consent of the Lead Investors, within two (2) years of the Closing Date, neither AHK nor Management Co. may, directly nor indirectly, sell or transfer any equity interest in the Company (including but not limited to, transfer of the equity interest or its right of entitlement, issuance of any securities that may result in the transfer of the equity interest or its right of entitlement, entering into any arrangement that may result in change of control of the entity holding the equity interest in the Company, or creation of any trust, pledge or other arrangement over the equity interest or its right of entitlement that may result in change of control of the entity holding the equity interest in the Company), pledge any equity interest in the Company or otherwise create any third party rights on the equity interest of the Company. Notwithstanding the above and Section 3.2 below, a Shareholder may transfer any or all of its equity interest in the Company to any of its Affiliates, and each Shareholder hereby irrevocably consents to and shall cause the Director(s) nominated by it to the Board to vote in favor of, such transfer. If any Shareholder transfers its equity interest in the Company in accordance with provisions of this Agreement and the Articles of Association, the assignee (including Affiliates of any Party) shall accept all terms and conditions of this Agreement in writing, unless otherwise agreed in writing between the assignee and the other Parties.

3.2 Rights of First Refusal

(a)Subject to Section 3.1 above, if any Shareholder other than the Investing Parties (each, “Transferring Party”) wish to transfer all or portion of its equity interests in the Company (“Transfer Equity”) to any third party that is not a Shareholder (“Proposed Transferee”), the Transferring Party shall first offer the Transfer Equity to the Investing Parties.

(b)To offer the Transfer Equity to the Investing Parties, the Transferring Party shall deliver a written notice to each Investing Party containing the following (“Transfer Notice”):

(i) the amount of the Transfer Equity;

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(ii) a cash price per unit of Registered Capital at which the Transfer Equity will be transferred;
(iii) the identity of the Proposed Transferee;
(iv) a summary of the terms of purchase put forward by the Proposed Transferee, including details of the nature and amount of the consideration and the date on which it would be payable; and
(v) whether the Transferring Party’s offer is conditional on acceptances being received for all (or any other specified percentage) of the Transfer Equity.

(c)Within 20 Business Days after receiving the Transfer Notice, an Investing Party may purchase up to its pro rata share of the Transfer Equity on the terms set out in the Transfer Notice. The pro rata share of the Transfer Equity shall be equivalent to the product obtained by multiplying the Transfer Equity, by a fraction, of which the amount of the Registered Capital that has been contributed by the exercising Investing Party shall be the numerator and the total amount of the Registered Capital that has been contributed by all exercising Investing Parties shall be the denominator. A notice indicating an Investing Party’s acceptance of such offer will be irrevocable, and will give rise to a legally binding agreement between the Transferring Party and the exercising Investing Party.

(d)If any Investing Party chooses not to purchase its entire pro rata share of Transfer Equity, then the entire un-purchased Transfer Equity (“Remaining Transfer Equity”) will be offered to the Investing Parties that have elected to purchase their respective entire pro rata share of Transfer Equity (“Second ROFR Holder”). The Transferring Party shall deliver a written notice to the Company and each Second ROFR Holder to inform them of the number of the Remaining Transfer Equity that are available for purchase (“Second Transfer Notice”). The Second Rights Holder will have 10 Business Days after receiving the Second Transfer Notice to irrevocably elect to purchase all or a portion of the Remaining Transfer Equity at the same price per unit and subject to the same terms and conditions as described in the Transfer Notice by notifying the Transferring Party and the Company in writing of the number of units of Remaining Transfer Equity to be purchased.

(e)If an Investing Party or Second ROFR Holder elects to purchase any Transfer Equity, the Investing Party or Second ROFR Holder shall pay for the Transfer Equity by wire transfer in immediately available funds of the appropriate currency, against delivery of such Transfer Equity to be purchased, at a place and time agreed by the Transferring Party and the Investing Party or Second ROFR Holder that has elected to purchase the Transfer Equity, provided that the scheduled time for closing may not be later than 20 Business Days following the date on which the Investing Party or Second ROFR Holder notified the Transferring Party of its desire to purchase the Transfer Equity.

(f)If the non-transferring Parties fail to timely elect to purchase the entire Transfer Equity, then the Transferring Party may transfer all, but not less than all of the remaining portion of the Transfer Equity to the Proposed Transferee, on the terms set forth in the Transfer Notice. Any such transfer to the Proposed Transferee must be completed within 90 days after the date of the Transfer Notice or the requirements and procedures relating to the Right of First Refusal must be re-initiated with respect to such transfer; provided, that the above 90-day period shall not include the time for obtaining any government approvals required for the transfer.

(g)Each Investing Party or Second ROFR Holder may freely assign its rights of first refusal to any of its respective Affiliates at any time.

3.3 Tag Along Rights

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(a)If an Investing Party does not wish to execute its right of first refusal under Section 3.2 above, the Investing Party will have 20 Business Days after the date of the Transfer Notice to irrevocably elect to sell up to its Tag Along Share of any Transfer Equity proposed to be transferred by the Transferring Party at the same price and subject to the same terms and conditions as described in the Transfer Notice (“Tag Along Right”) by notifying the Transferring Party and the Company in writing of the amount of Transfer Equity to be sold (“Tag Along Equity”).

(b) The sale of the Tag Along Equity to the Proposed Transferee by the Investing Party will be consummated simultaneously with the sale by the Transferring Party. To the extent that any Proposed Transferee refuses to purchase any Tag Along Equity, the Transferring Party shall not sell to such Proposed Transferee any Registered Capital until, simultaneously with such sale, the Proposed Transferee purchases from the Investor such Tag Along Equity that the Investor would otherwise be entitled to sell to the Proposed Transferee pursuant to its Tag Along Right.

(c) The Investing Party’s “Tag Along Share” will be determined according to the amount of all units of Registered Capital held by the Investing Party on the date of the Transfer Notice in relation to the total amount of all units of Registered Capital held by the Transferring Party.

3.4 Further Assistance

(a)If any Shareholder proposes to transfer any of its Registered Capital under this Section 3 of Schedule 1, and the relevant procedures above have been completed, each Shareholder shall consent to the transfer and take any actions and execute any documents reasonably requested by the Transferring Party to evidence such agreement and to effect the transfer of the Transfer Equity (and Tag Along Equity, if applicable).

(b)All relevant parties to any transfer of the Registered Capital shall promptly enter into one or more equity transfer agreements setting forth the details of the transaction in question. Within 10 Business Days after the date on which the sale of the Transfer Equity (and the Tag Along Equity, if applicable) is closed, the Parties shall make all necessary amendments to this Agreement, the Articles of Association and any other documents of the Company, and undertake any necessary filings with applicable Governmental Authority to reflect the concluded transfer.

(c)For the avoidance of doubt, each Shareholder shall, and shall cause the Company to, promptly execute all such further documents and perform all such further acts as the Transferring Party, the Investing Party or the Proposed Transferee (or any combination of them) may reasonably require to formalize the transfer of Registered Capital.

4. Right of Participation

4.1 General. If the Company wishes to increase the Registered Capital in accordance with the terms and conditions of this Agreement, the Articles of Association or PRC Law, then the Investing Parties (“Preemptive Rights Holders”) will each have the right (“Preemptive Rights”) to subscribe for its pro rata share of the increased Registered Capital (“Issuance Equity”).

4.2 Issuance Notice. If the Company proposes to increase its Registered Capital, it shall deliver a written notice to the Preemptive Rights Holders containing the following information (“Issuance Notice”):
(a) the amount of the Issuance Equity;
(b) the cash price per unit of Registered Capital at which the Issuance Equity will be issued; and
(c) a summary of the terms of subscription for the Issuance Equity.

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4.3 Notice to Exercise. Each Preemptive Rights Holder will have 30 Business Days after receipt of the Issuance Notice to agree in writing to purchase up to the Preemptive Rights Holder’s pro rata share of the Issuance Equity for the price and upon the terms and conditions specified in the Issuance Notice by giving written notice to the Company and stating in the notice the quantity of Issuance Equity to be purchased. If a Preemptive Rights Holder does not respond in writing within the 30-Business Day period, then the Preemptive Rights Holder will be deemed to have abandoned the purchase of that part of its pro rata share of such Issuance Equity.

4.4 Over-Allotment. If any Preemptive Rights Holder chooses not to purchase its entire pro rata share of Issuance Equity, then the entire un-purchased Issuance Equity will be offered to the Investing Parties that have fully exercised their Preemptive Rights. The Company shall deliver a notice to the Investing Parties that have fully exercised their Preemptive Rights to inform the remaining number of units of Registered Capital that are available for purchase (“Over-Allotment Issuance Equity”). The Investing Parties that have fully exercised their Preemptive Rights will have 10 Business Days after receiving the notice to irrevocably elect to subscribe all or a portion of the Over-Allotment Issuance Equity at the same price per unit and subject to the same terms and conditions as described in the Issuance Notice by notifying the Company in writing of the number of units of Over-Allotment Issuance Equity to be purchased.

4.5 Sale by the Company. Any remaining Issuance Equity and Over-Allotment Issuance Equity (as the case may be) not purchased by the Preemptive Rights Holders in accordance with Sections 4.1 to 4.4 of this Schedule 1 will fall under the control of the Board and may be offered for sale to third party purchasers according to the exact price, terms and conditions set forth in the Issuance Notice for a period of three months, calculated from the date of the Issuance Notice. If the Company does not complete the sale of remaining Issuance Equity and Over-Allotment Issuance Equity (as the case may be) within such 90-day period, the right of participation provided in this Section 4 in respect of such Issuance Equity and Over-Allotment Issuance Equity (as the case may be) shall be deemed to be revived and such equity interests of the Company shall not be offered to any person unless first re-offered to the Preemptive Rights Holders in accordance with this Section 4.

4.6 Exceptions. The Preemptive Rights Holders will not have any Preemptive Rights with respect to: (a) any increase of Registered Capital or any options issued pursuant to the ESOP or any other compensation plan that is related to the equity of the Company, or any increase of Registered Capital undertaken pursuant to options approved by the Board; (b) any increase in Registered Capital in connection with an acquisition or merger of equity or business of any other entity that is approved by the Board; (c) any increase in Registered Capital from the conversion of profits or reserved capital of the Company that is approved by the Board; or (d) any New Equity issued in the event of any share conversion, dividend or split upon restructuring into a joint stock corporation (as approved by a Shareholders’ Meeting of the Company), or any securities or equivalents issued upon the public offering of shares of the Company in the PRC or an offshore stock market approved by the Board.

4.7 Consideration. In the case of the issuance of increased Registered Capital for cash, the consideration will be deemed to be the amount of cash received by the Company. In the case of the issuance of increased Registered Capital for non-cash consideration, in whole or in part, the non-cash consideration will be deemed to be the fair market value thereof, as determined by the Board, irrespective of any accounting treatment.

5. Drag-along Right.

5.1 General. If AHK and at least one (1) Lead Investor (collectively, the “Drag-Along Holder”) consent to an acquisition or sale of the Company by merger, sale of more than fifty percent (50%) of the Registered Capital of the Company, sale of all or substantially all of the assets or business of the Company or otherwise, in which the pre-investment valuation of the Company shall not be less than the higher of (i) 1 billion RMB, and (ii) the latest post-investment valuation of the Company at that time (the “Approved Sale”) to a third-party potential purchaser (the “Potential Purchaser”) at any time after the second anniversary of the Closing date, then upon written notice from the Drag-Along Holder, each of other

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shareholders of the Company (the “Dragged Holders”) shall, (i) vote, or give its written consent with respect to, all Registered Capital held by them in favor of the Approved Sale; (ii) sell, transfer, and/or exchange, as the case may be, all Registered Capital held by them in such Approval Sale on the same terms to such Potential Purchaser; (iii) execute and deliver such instruments of conveyance and transfer, and (iv) take all actions reasonably necessary to consummate the proposed Approved Sale. If any Dragged Holder does not elect to vote, or give its written consent with respect to, all Registered Capital held by them in favor of the Approved Sale, such Dragged Holder shall be obligated to purchase all Registered Capital held by the Drag-Along Holder at the same price and terms offered by the Potential Purchaser within thirty (30) days from the date of failure to vote or give its written consent of such Approved Sale by the Dragged Holder. Notwithstanding any provision to the contrary, the restriction on transfer under Section 3.1 of this Schedule 1 shall not apply to any transfer made pursuant to this Section 5 of this Schedule 1.

5.2 Representation and Undertaking. Any such sale or disposition by the Dragged Holders shall be on the terms and conditions as the proposed Approved Sale by the Potential Purchaser. Each Dragged Holder shall be required to make customary and usual representations and warranties in connection with the Approval Sale. Each Dragged Holder undertake to obtain all consents, permits, approvals, orders, authorizations or registrations qualifications, designations, declarations, or filings with any governmental authority or any third party, which are required to be obtained or made in connection with the Approved Sale.

5.3 Drag-Along Notice. Prior to making any Approved Sale in which the Drag-Along Holder wishes to exercise its right under this Section 5 of Schedule 1, the Drag-Along Holder shall provide the Company and the Dragged Holders with written notice (the “Drag-Along Notice”) at least thirty (30) days prior to the proposed closing date of the Approved Sale (the “Approved Sale Date”). The Drag-Along Notice shall set forth (i) the name and address of the Potential Purchaser; (ii) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by the Potential Purchaser; (iii) the Approved Sale Date; (iv) the number of units of the Registered Capital held of record by the Drag-Along Holder on the date of the Drag-Along Notice which form the subject to be transferred, sold or otherwise dispose of by the Drag-Along Holder; and (v) the number of units of the Registered Capital held of record by the Dragged Holders to be included in the Approved Sale.

5.4 Transfer Certificate. On the Approved Sale Date, each Dragged Holder shall deliver or cause to be delivered an executed instrument of transfer and/or a certificate (if required) representing and evidencing the number of units of the Registered Capital held by such Dragged Holder to be included in the Approved Sale, with all endorsement necessary for transfer to such Potential Purchaser in the manner and at the address indicated in the Drag-Along Notice.

5.5 Payment. If the Drag-Along Holder or the Dragged Holders receive the purchase price for their number of units of the Registered Capital or such purchase price is made available to them as part of an Approved Sale and, in either case such party elects in writing not to deliver an executed instrument of transfer and/or a certificate (if required) evidencing the number of units of Registered Capital as described under this Section 5, they shall for all purposes be deemed no longer to be a shareholder of the Company, shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any number of units of the Registered Capital held by them, shall have no other rights or privileges as a shareholder of the Company. In addition, the Company shall stop any subsequent transfer of any number of units of Registered Capital held by such shareholder.

6. Most Favored Nation for this Transaction. AHK, Management Co and the Company hereby jointly and severally represent and warrant and covenant, from the Closing Date, that terms offered to any Person with respect to any amendment, settlement or waiver (each a “Settlement Document”) relating to the terms and conditions and transactions contemplated by this Agreement will not, taken as a whole, be more favorable to such Person than those of the Investors. If the previous sentence is demonstrated by a court of applicable jurisdiction to have been violated, this Agreement shall be, without any further action by the Investors or the Company, deemed amended and modified in an economically and legally equivalent manner such that the Investors shall receive the benefit of the more favorable terms and conditions contained in such Settlement Documents. In the event that this Section 6 is triggered, AHK,

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Management Co and the Company jointly and severally agree, at their expense, to take such other actions (such as entering into amendments to this Agreement) as the Investors may reasonably request, in the form and substance reasonably acceptable to the Investors, to further effectuate this Section 6.

7. Right of Redemption

7.1 General. Each Investor has the right of redemption to ask the Company to redeem all or part of shares held by it in the Company once any of the following events is triggered: (i) the Company’s failure to consummate a qualified IPO within six years after the Closing; (ii) the violation of non-competition clause by any Key Employee, AHK, the Management Co or AHK’s worldwide Affiliates; (iii) failure of the Company to own or use necessary IP for its business operation, whether attributable to the laws and rules of export control or the Company’s incompliance with other applicable laws; (iv) intentional, verified and uncured violation or breach by AHK under the Technology License Agreement.

7.2 Good Faith Resolution Efforts; Redeem Price. Once any of the triggering events stated in this Section 7.1 occurs, (a) the relevant Investors will give written notice to the Company, and the relevant Investors and the Company will promptly thereafter for at least 60 days have regular good faith discussions and efforts to resolve such claim(s) that 7.1 was triggered, held by senior representatives of each party with authority to approve a resolution to such claim(s); and if the preceding (a) is unsuccessful despite such good faith discussions and efforts by the parties involved in such discussion and efforts, then (b) the Company shall redeem the Investor who exercises its right of redemption at the price per unit of equity of which is equal to the applicable Investor’s Investing Party Purchase Price, plus a simple interest rate of 8% per annum from the date of the Closing until the full payment of the total liquidation preference amount, plus declared but unpaid dividends on the equity interests held by such Investor.

7.3 Notice of Redemption Right. In case of any of events stated in this Section 7.1 is triggered, the Investor who intends to exercise its right of redemption, shall send a written notice to the Company no later than four (4) months from the date of the occurrence of the triggering events stated in this Section 7.1 (the “Notice Period of Redemption”).

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